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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.    ImmunoPharmaceutics, Inc.
      100% Owned Subsidiary
      Incorporated in the State of California

2.    TBC-ET, Inc.
      100% Owned Subsidary
      Incorporated in the State of Delaware

3.    Revotar Biopharmaceuticals, AG
      55.2% Owned Subsidiary
      Incorporated in Germany